Exhibit 99.1

Press Release – Mifflintown, PA – May 5, 2015

Juniata Valley Financial Corp. Announces Earnings and Declares Dividend

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the quarter ended March 31, 2015 were $924,000 and $0.22, respectively, compared to $903,000 and $0.22, respectively, for the quarter ended March 31, 2014. The 2015 first quarter results represented a 2.3% increase in net income and a 2.6% increase in annualized return on average equity in comparison to the results of first quarter of 2014.

Comparative earnings and key performance ratios for Juniata Valley Financial Corp. are presented in the table below, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS).

	Quarter Ended:
	March 31, 2015		March 31, 2014
	Results		Results
Net Income	$924,000		$903,000
ROA	0.78	%*	0.81	%*
ROE	7.36	%*	7.17	%*

EPS (basic and fully diluted)	$0.22		$0.22

* annualized

During the first quarter of 2015, average earning assets increased by $29,978,000, or 6.9%, as compared to the first quarter of 2014, due to increases in both average loans and investment securities. During the first quarter of 2015, loans outstanding were higher, on average, by $17,641,000, or 6.4%, than in the first quarter of 2014, and investments in securities in the first quarter of 2015 exceeded the amount during the same quarter in the prior year by $14,011,000, or 10.9%. The growth in earning assets was funded to a large extent through the issuance of long and short-term debt. Average borrowings were $33,818,000 higher in the first quarter of 2015 compared to the first quarter of 2014, while deposits decreased by $5,026,000 on average. The increase in earning assets resulted in an increase in net interest income of $252,000 in the first quarter of 2015 as compared to the first quarter of 2014 despite a slight decrease in the net interest margin (which is net interest income expressed as a percentage of average interest-earning assets) from 3.52% to 3.50%.

Credit quality continued to improve in the first quarter of 2015. As of March 31, 2015, non-performing loans as a percentage of outstanding loans were 1.69%, improving from 2.00% at December 31, 2014, and from 2.36% as of March 31, 2014. However, due to loan growth for the quarter ended March 31, 2015, the loan loss provision was $50,000, versus $20,000 for the first quarter of 2014.

Non-interest income was $1,000,000 in the first quarter of 2015 reflecting an increase of $80,000 over the $920,000 earned in the first quarter of 2014. Customer service fees, revenues from mortgage banking activities and fee income from trust services each increased in comparison to the previous year’s first quarter. These increases were partially offset by a slight reduction in commissions received from the sale of non-deposit products and fees derived from loan activity. Net losses of $17,000 were realized on the sale of securities in the first quarter of 2015 as compared to the first quarter of 2014 when net gains of $5,000 were realized.

Non-interest expense in the first quarter of 2015 was $3,604,000, an increase of 8.0% in comparison to the non-interest expense in the first quarter of 2014. Employee compensation expense increased by $122,000 due primarily to staffing increases. Employee benefits costs had a corresponding increase as a result of the increased staffing, but also due to increased cost for the frozen defined benefit plan as well as higher medical insurance costs. The increase in employee benefit cost was $147,000, or 36.4%.

The tax provision for each period discussed above reflects the application of a tax credit generated by the Bank’s investment in a low-income housing project. Amortization of the investment is recorded as a non-interest expense, and is offset by the tax credit advantage. For the first quarter of 2015, the tax credit lowered the effective tax rate from 22.5% to 8.3%. In the first quarter of 2014, the effective tax rate was lowered from 22.0% to 7.2%.

Total assets of $472.9 million on March 31, 2015 represented a decrease of 1.6% from December 31, 2014. Short-term debt was repaid as loans outstanding and investment securities declined slightly during the first quarter by 1.2% and 2.6%, respectively.

Ms. Barber commented, “Growth in core earnings evidences management’s focus on quality earning asset growth and attractive fee based products and services. We expect our continued investment in electronic delivery channels and anticipated growth in targeted business lines to further reward customers and shareholders throughout 2015.”

On April 21, 2015, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on June 1, 2015 to shareholders of record on May 15, 2015.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.